Exhibit 99.1

Technical Communications Corporation Reports Results for Second
Quarter of Fiscal 2004

    CONCORD, Mass.--(BUSINESS WIRE)--April 30, 2004--Technical Communications Corporation (NASDAQ OTC BB: TCCO.OB) today announced its financial results for the quarter ended March 27, 2004. The Company reported revenue of $1,106,000 and net income of $265,000 or $0.20 per share for its second fiscal quarter, as compared to revenue of $1,015,000 and net income of $84,000 or $0.06 per share for the second quarter of fiscal 2003. For the six months ended March 27, 2004, the Company reported net income of $356,000, or $0.27 per share, on revenue of $2,160,000, as compared to net income $147,000 or $0.11 per share on revenue of $2,150,000 for the same period in fiscal 2003.
    Commenting on the results, TCC President and CEO, Carl Guild, said "Our results in this quarter have continued a favorable trend which began seven quarters ago. TCC continues to see positive order flow, which has resulted in a sizeable backlog, currently valued at $2,204,000. This backlog has allowed our revenue results to remain consistent and, in conjunction with cost controls, has lead to a growth in profitability and cash flow. Product related orders have improved over the past several quarters contributing significantly to the backlog and revenue. In addition, the engineering services component of our business has remained constant, providing a steady stream of revenue for technology development."
    Continuing, Guild said, "Based on the current backlog level and the strength of potential orders we expect, this positive trend to continue at least through the end of this fiscal year. Future results will depend on our ability to maintain our current level of sales and backlog improvement."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's proven security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and future earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates", "believes", "expects", "may", "plans" and "estimates", among others, involve known and unknown risks. The Company's operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-QSB for the quarter ended December 27, 2003 and Form 10-KSB for the fiscal year ended September 27, 2003.



                 Technical Communications Corporation

               Condensed consolidated income statements
                             (Unaudited)
                                                   Quarter ended

                                                3/27/04      3/29/03

Net sales                                    $ 1,106,000  $ 1,015,000
Gross profit                                     657,000      694,000
S, G & A expense                                 320,000      422,000
Product development costs                        106,000      191,000
Operating income                                 231,000       82,000
Net income                                   $   265,000  $    84,000
Net income per share:
      Basic                                  $      0.20  $      0.06
      Diluted                                $      0.17  $      0.06

                                                  Six Months ended

                                                 3/27/04      3/29/03

Net sales                                    $ 2,160,000  $ 2,150,000
Gross profit                                   1,158,000    1,453,000
S, G & A expense                                 684,000      836,000
Product development costs                        155,000      476,000
Operating income (loss)                          320,000      141,000
Net income (loss)                            $   356,000  $   147,000
Net income (loss) per share:
      Basic                                  $      0.27  $      0.11
      Diluted                                $      0.22  $      0.11


                 Condensed consolidated balance sheets

                                                3/27/04      9/27/03
                                              (unaudited)

Cash                                         $ 1,914,000  $ 1,098,000
Accounts receivable, net                         414,000      270,000
Inventory                                      1,043,000    1,189,000
Other current assets                             169,000      101,000
      Total current assets                     3,540,000    2,658,000
Property and equipment, net                      100,000      109,000
   Total assets                              $ 3,640,000  $ 2,767,000

Accounts payable                             $   105,000  $   106,000
Accrued expenses and other current
 liabilities                                     993,000      478,000
      Total current liabilities                1,098,000      584,000
      Total stockholders' equity               2,542,000    2,183,000
   Total liabilities and stockholders'
    equity                                   $ 3,640,000  $ 2,767,000

    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             www.tccsecure.com